FOR IMMEDIATE RELEASE

American Realty Capital Properties Withdraws Proposal To Acquire
Cole Credit Property Trust III

ARCP To Focus On Increasingly Robust Property Acquisition Pipeline and Other Significant Strategic Acquisition Opportunities To Propel Growth

CCPT III Board Refused Any Meaningful Engagement Despite Repeated Requests

New York, New York, April 11, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today that it has withdrawn its proposal, valued at approximately $9.7 billion including assumption of debt, to acquire Cole Credit Property Trust III, Inc. (“CCPT III”). The transaction would have paid CCPT III’s stockholders $12.50 per share in cash, or not less than $13.59 per share in ARCP stock, and created the largest, best managed, highest quality publicly traded REIT in the net lease sector.

For the past several weeks, ARCP has repeatedly invited CCPT III to meet and constructively discuss its offer in an effort to create value for ARCP’s stockholders and provide CCPT III’s stockholders the surety of a transaction at a superior price with a seasoned public company, absent the price uncertainty and volatility of a public listing, as currently favored by CCPT III’s Board. Further, despite clear market sentiment in favor of the Company’s proposal, CCPT III publicly rejected it out of hand.

CCPT III’s actions last week speak volumes. Following denial of its stockholders’ legal efforts to stop the related party “roll up” and after rejecting the Company’s offer, CCPT III immediately, within hours, consummated its insider internalization of Cole Holdings, including its FINRA-regulated securities business. This transaction went against industry best practices, lacked transparency and paid Cole Holdings and its management in excess of $127 million without the vote and at the expense of CCPT III’s stockholders. Consequently, ARCP is compelled – despite its best intentions – to withdraw its proposal in order to safeguard its stockholders from any possible economic, legal, reputational or other risks that may arise from the related party internalization, including the numerous pending class action and derivative lawsuits filed.

ARCP’s Chairman and CEO, Nicholas S. Schorsch, noted, “Our objectives have been and will remain to grow earnings and build shareholder value. We are focused on continuing to increase value for ARCP’s investors from our highly accretive property acquisition pipeline and other potential, significant strategic combinations. Since ARCP first reached out to CCPT III, it has been our sincere hope that we would be able to explore an amicable combination of our two companies that would maximize value for our stockholders as well as those of CCPT III. We received encouragement for this transaction from stockholders of both companies, research analysts, and leaders in the broker-dealer and financial community. Despite this support, CCPT III’s actions make it clear that its directors and management are completely unwilling to explore a transaction with us. The economic, legal, reputational and other risks inherent in the internalization transaction, and the CCPT III Board’s unwillingness to engage us, forces us to withdraw our offer.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com.

Forward-Looking Statements

Information set forth in this communication (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors, many of which are outside ARCP’s control, that could cause actual results to differ materially from those contained in the forward-looking statements.

Contacts

Tom Johnson / Ian Campbell	Brian S. Block, EVP & CFO
Abernathy MacGregor	American Realty Capital Properties, Inc.
tbj@abmac.com / idc@abmac.com	bblock@arlcap.com
Ph: 212-371-5999 / 213-630-6550	Ph: 212-415-6500

Anthony J. DeFazio
Diccicco Battista Communications
tdefazio@ddcworks.com
Ph: 484-342-3600

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